Exhibit 10.2
SENIOR EXECUTIVE OFFICER SEVERANCE AGREEMENT
     THIS SENIOR EXECUTIVE OFFICER SEVERANCE AGREEMENT is made as of April 28, 2008, between TELEFLEX INCORPORATED (the “Company”) and Randall P. Gaboriault (“Executive”).
Background
     A. Executive is employed by the Company as the Company’s Senior Vice President and Chief Information Officer.
     B. The purpose of this Agreement is to provide for certain severance compensation and benefits to be paid or provided to Executive in the event of the termination of his employment under circumstances specified herein and to provide also for certain commitments by Executive respecting the Company.
Terms
     THE PARTIES, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound hereby, agree as follows:
     1. Definitions. The following terms used in this Agreement with initial capital letters have the respective meanings specified therefor in this Section.
     “Affiliate” of any Person means any other Person that controls, is controlled by or is under common control with the first mentioned Person.
     “Agreement” preceded by the word “this” means this Senior Executive Officer Severance Agreement, as amended at any relevant time.
     “Annual Incentive Plan” means the Management Incentive Plan (MIP) or Executive Incentive Plan (EIP) of the Company providing for the payment of annual bonuses to certain employees of the Company, including Executive, as such Plans may be amended from time to time or, if such Plans shall be discontinued, any similar Plan or Plans in effect at any relevant time.
     “Base Salary” of Executive means the annualized base rate of salary paid to Executive as such may be increased from time to time.
     “Cause” means (a) misappropriation of funds, (b) conviction of a crime involving moral turpitude, or (c) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its subsidiaries taken as a whole.

     “Change of Control Severance Agreement” means the Executive Severance Agreement, dated June 21, 2005, between Executive and the Company, relating to termination of employment of Executive after the occurrence of a Change of Control of the Company (defined in such Agreement).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commencement Date” with respect to the commencement of any compensation or provision of benefits pursuant to this Agreement means the first day of the seventh month beginning after the Termination Date; provided that if it shall be determined that earlier payment or provision of such compensation or benefits is permissible under Section 409A of the Code, “Commencement Date” shall mean the earliest such permissible date.
     “Confidential Information” has the meaning specified therefor in Section 9.
     “Employment” means substantially full time employment of Executive by the Company or any of its Affiliates.
     “Good Reason” means the occurrence of one or more of the following:
          (a) A change of the principal office or work place assigned to Executive to a location more than 25 miles distant from its location immediately prior to such change.
          (b) A material reduction by the Company of the executive title, duties, responsibilities, authority, status, reporting relationship or executive position of Executive; provided that if the Company sells or otherwise disposes of any part of its business or assets or otherwise diminishes or changes the character of its business, the change in the magnitude or character of the Company’s business resulting therefrom will not itself be deemed to be a reduction of Executive’s responsibilities, authority or status within the meaning of this clause (b).
          (c) A reduction of Executive’s Base Salary or a material reduction in the Executive’s annual target incentive opportunity under the Annual Incentive Plan.
     “Health Care Continuation Period” means the period commencing on the Termination Date and ending on the earlier of (i) the last day of the Severance Compensation Period or (ii) the first date on which Executive is eligible to participate in a health care plan maintained by another employer.
     “Insurance Benefits Period” means the period commencing on the Commencement Date and ending on the earlier of (i) the last day of the Severance Compensation Period or (ii) the first date on which Executive is eligible to participate in a life and/or accident insurance plan maintained by another employer.
     “Notice of Termination” has the meaning specified therefor in Section 3.

     “Performance Period” applicable to any compensation payable (in cash or other property) under any Plan, the amount or value of which is determined by reference to the performance of participants or the Company or the fulfillment of specified conditions or goals, means the period of time over which such performance is measured or the period of time in which such conditions or performance goals must be fulfilled.
     “Person” means an individual, a corporation or other entity or a government or governmental agency or institution.
     “Plan” means a plan of the Company for the payment of compensation or provision of benefits to employees in which plan Executive is or was, at all times relevant to the provisions of this Agreement, a participant or eligible to participate.
     “Prorated Amount” has the meaning specified therefor in Section 4(c).
     “Release” has the meaning specified therefor in Section 7.
     “Severance Compensation Period” means the 18 month period commencing on the day after the Termination Date, provided that for each completed year of full-time employment by Executive from and after January 1, 2008, one additional month shall be added to the Severance Compensation Period not to exceed an additional six months.
     “Termination Date” means the date specified in a Notice of Termination complying with the provisions of Section 3, as such Notice of Termination may be amended by mutual consent of the parties.
     “Termination of Employment” means a cessation of Employment other than such a cessation occurring (i) by reason of Executive’s death or disability or (ii) under circumstances which entitle Executive to receive severance compensation and benefits pursuant to the Change of Control Severance Agreement.
     “Year of Termination” means the Year in which Executive’s Termination Date occurs.
     “Year” means a fiscal year of the Company.
     2. Continued Employment of Executive. The parties acknowledge that Executive’s employment by the Company is at will and, except as the parties may hereafter agree in writing, such employment may be terminated by either party at any time, subject only to the giving of prior notice pursuant to Section 3. Nothing in this Agreement shall be construed as giving Executive any right to continue in the employ of the Company.
     3. Notice of Termination of Employment. The party initiating any Termination of Employment shall give notice thereof to the other party (a “Notice of Termination”). A Notice of Termination shall (i) state with reasonable particularity the reasons for such Termination of Employment, if any, which are relevant to Executive’s right to receive compensation and benefits pursuant to this Agreement and (ii) specify the date such Termination of Employment shall become effective which, without the consent of such other party, shall not be earlier than 30 days after the date of such Notice of Termination.
     4. Compensation upon Termination of Employment. Subject to the terms of Sections 6 and 7, upon Termination of Employment (i) by the Company other than for Cause or (ii) by Executive within 3 months after the occurrence of a Good Reason, Executive will receive from the Company the following payments and benefits:
          (a) Cash Bonuses for Years Preceding the Year of Termination. If any cash bonus pursuant to an Annual Incentive Plan in respect of a Performance Period which ended before the Year of Termination shall not have been paid to Executive on or before the Termination Date, the Company will pay Executive, promptly after the Termination Date, such bonus in the amount of Executive’s award earned for the Performance Period; provided, however, that if any such Annual Incentive Plan requires, as a condition to eligibility for payment, that a participant be employed by the Company on the date payment is made, then payment of the bonus under such Annual Incentive Plan for the Performance Period ended before the Year of Termination shall be made on the Commencement Date.
          (b) Continuation of Base Salary. The Company will pay Executive (i) on the Commencement Date an amount equal to seven-twelfths of Executive’s Base Salary as in effect immediately prior to the Termination Date, and (ii) each month thereafter during the Severance Compensation Period an amount equal to one-twelfth of Executive’s Base Salary as in effect immediately prior to the Termination Date.
          (c) Payment of Annual Incentive Plan Award for Performance Period Not Completed Before the Termination Date. If the Termination Date occurs before the last day, but after completion of at least six months, of a Performance Period under the Annual Incentive Plan, the Company will pay Executive the Prorated Amount of Executive’s award under the Annual Incentive Plan for that Performance Period. The amount of the award, from which the Prorated Amount is derived, shall be determined based on the degree to which each performance goal on which such award is based has been achieved at the end of the Performance Period (provided that any individual performance component shall be equal to the target award amount for such component). The “Prorated Amount” of the award means an amount equal to the portion of the award which bears the same ratio to the amount of the award as the portion of such Performance Period expired immediately before the Termination Date bears to the entire period of such Performance Period.
          (d) Vehicle Allowance. The Company will provide Executive with a vehicle allowance equal to the reasonably equivalent value for the use of the vehicle then utilized by Executive for the Severance Compensation Period. The Company shall pay Executive (i) an amount equal to seven times the applicable monthly allowance on the Commencement Date and (ii) an amount equal to the applicable monthly allowance each month thereafter for which the vehicle allowance is provided.
          (e) Outplacement. The Company shall reimburse Executive for expenses incurred for outplacement services during the Severance Compensation Period, up to a maximum aggregate amount of $20,000, which services shall be provided by an outplacement agency selected by Executive.
          (f) Health Care Coverage. During the Health Care Continuation Period (i) the Company will provide health care coverage under the Company’s health care Plan for Executive and Executive’s spouse and dependents comparable to the health care coverage Executive last elected to receive under such Plan as an employee, subject to modifications from time to time to the coverage under such Plan which apply generally to executive officers of the Company, or (ii) at the Company’s election, in lien of the health care coverage described in clause (i), the Company will pay Executive cash monthly in an amount equal to Executive’s after-tax cost to obtain comparable health insurance coverage from commercial sources. The aggregate premium cost of providing such coverage will be borne by the Company and Executive in accordance with the Company’s policy then in effect for employee cost sharing, on substantially the same terms as would be applicable to an executive officer of the Company. The COBRA health care continuation coverage period under Section 4980B of the Code shall begin at the end of the Health Care Continuation Period.
          (g) Life and Accident Insurance. Subject to the terms, limitations and exclusions of the Plan or Plans for provision of life and accident insurance and the Company’s related policies of group insurance, (i) during the Insurance Benefits Period the Company will provide life and accident insurance coverage for Executive comparable to the life and accident insurance coverage which Executive last elected to receive as an employee under the applicable Plan for such benefits, subject to modifications from time to time of the coverage available under such Plan or related insurance policies which are applicable generally to executive officers of the Company, and (ii) on the Commencement Date the Company will reimburse Executive for the Company’s share (determined in accordance with the next sentence) of any premiums paid by Executive for such life and accident insurance during the period from the Termination Date to the Commencement Date. The cost of providing such insurance will be borne by the Company and Executive in accordance with the Company’s policy then in effect for employee participation in premiums, on substantially the same terms as would be applicable to an executive officer of the Company. The Company shall pay its share of such premiums to the applicable insurance carrier(s) on the due date(s) established by such carrier(s), but in no event later than the last day of the calendar year in which such due date(s) occurs.
     5. Deductions and Taxes. Amounts payable by the Company pursuant to this Agreement shall be paid net of (i) taxes withheld by the Company in accordance with the requirements of law and (ii) deductions for the portion of the cost of certain benefits to be borne by Executive pursuant to Sections 4(f) and (g).
     6. Compensation and Benefits Pursuant to Other Agreements and Plans. Nothing in this Agreement is intended to diminish or otherwise affect Executive’s right to receive from the Company all compensation payable to Executive by the Company in respect of his Employment prior to the Termination Date pursuant to any agreement with the Company (other than this Agreement) or any Plan.

     7. Executive’s General Release. As a condition to the obligations of the Company to pay severance compensation and provide benefits pursuant to Section 4, the Company shall have received from Executive immediately following the Termination Date a general release in substantially the form of Exhibit A executed by Executive (the “Release”), and Executive shall not thereafter revoke the Release. If Executive fails to execute, or if Executive revokes, the Release, no payments or benefits shall thereafter be made or provided to Executive pursuant to this Agreement, and Executive shall be required to reimburse to the Company any payments or benefits received by Executive pursuant to this Agreement, but Executive’s obligations pursuant to Sections 8 and 9 shall continue in force.
     8. Confidential Information. Executive acknowledges that, by reason of Executive’s employment by and service to the Company, Executive has had and will continue to have access to confidential information of the Company and its Affiliates, including information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its Affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its Affiliates (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company, and Executive covenants that (except in connection with the good faith performance of his duties while employed by the Company) Executive will not, either during or after Executive’s employment by the Company, disclose any such Confidential Information to any Person for any reason whatsoever without the prior written authorization of the Company, unless such information is in the public domain through no fault of Executive or except as may be required by law or in a judicial or administrative proceeding. Notwithstanding anything to the contrary herein, each of the parties (and each employee, representative, or other agent of such parties) may disclose to any Person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.
     9. Restrictive Covenants.
          (a) Covenant Not to Compete.
               (i) Executive agrees that, for a period of eighteen (18) months after the Termination Date (the “Non-Compete Period”), Executive will not, at any time, directly or indirectly, engage in, or have any interest on behalf of himself or others in any person or business other than the Company (whether as an employee, officer, director, agent, security holder, creditor, partner, joint venturer, beneficiary under a trust, investor, consultant or otherwise) that engages in similar business activities to the Company in a particular market and product line, and in the specific geographic areas in which the Company is engaged or has been engaged in the preceding twelve (12) months for that particular market and product line (the “Business Activities”).

               (ii) Notwithstanding the foregoing, Executive may (A) engage, participate or invest in, or be employed by, an entity that is engaged in the Business Activities (a “Competing Entity”) so long as (1) the Annual Revenues derived by the Company from the Business Activities in which the Competing Entity is engaged do not exceed $50 million in the aggregate and (2) the Annual Revenues derived by the Competing Entity from the Business Activities do not exceed $50 million in the aggregate; (B) engage, participate or invest in, or be employed by, a Competing Entity so long as the Business Activities for which Executive has oversight do not exceed five percent (5%) of the total Annual Revenues of such Competing Entity; or (C) acquire solely as an investment not more than 2% of any class of securities of any competing entity if such class of securities is listed on a national securities exchange or on the Nasdaq system, so long as Executive remains a passive investor in such entity. For purposes of this Section 9(a)(ii), the term “Annual Revenues” shall mean annual revenues for the most recently completed fiscal year.
          (b) Hiring of Employees. During the Non-Compete Period, the Executive agrees that Executive will not directly or indirectly solicit for employment, or hire or offer employment to, (i) any employee of the Company unless the Company first terminates the employment of such employee, or (ii) any person who at any time during the one hundred eighty (180) day period prior to the Termination Date was an employee of the Company.
          (c) Non-Solicitation. Executive hereby agrees that, during the Non-Compete Period, Executive will not directly or indirectly call on or solicit for the purpose of diverting or taking away from the Company (including, by divulging any Confidential Information to any competitor or potential competitor of the Company) any person or entity who is at the Termination Date, or at any time during the twelve (12) month period prior to the Termination Date had been, a customer of the Company with whom the Executive had direct personal contact as a representative of the Company or a potential customer whose identity is known to Executive at the Termination Date as one whom the Company was actively soliciting as a potential customer within six months prior to the Termination Date.
          (d) Return of Company Property. Upon a Termination of Employment Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in Executive’s possession, under Executive’s control, or to which Executive may have access. The Executive will not reproduce or appropriate for Executive’s own use, or for the use of others, any Confidential Information.
     10. Equitable and Other Relief; Consent to Jurisdiction of Pennsylvania Courts.
          (a) Executive acknowledges that the restrictions contained in Sections 8 and 9 are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of that Section will result in irreparable injury to the Company. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

          (b) Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 8 or 9, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled under applicable law. Without limiting the foregoing, Executive also agrees that payment of the compensation and benefits payable under Section 4 may be automatically ceased in the event of a material breach of the covenants of Sections 8 or 9, provided the Company gives Executive written notice of such breach, specifying in reasonable detail the circumstances constituting such material breach.
          (c) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 8 or 9 hereof, including any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in a United States District Court in Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in or around Philadelphia, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to receive service of any process, pleadings, notices or other papers in a manner provided for in Section 14 for the giving of notices.
     11. Enforcement. It is the intent of the parties that Executive not be required to incur any expenses associated with the enforcement of Executive’s rights under this Agreement by arbitration, litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, the Company will pay Executive the amount necessary to reimburse Executive in full for all expenses (including all attorneys’ fees and legal expenses) incurred by Executive in attempting to enforce any of the obligations of the Company under this Agreement, without regard to outcome, unless the lawsuit brought by Executive is determined to be frivolous by a court of final jurisdiction.
     12. No Obligation to Mitigate Company’s Obligations. Executive will not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except to the extent provided in Subsections 4(f) and 4(g).
     13. No Set-Off. Except as provided in Sections 7 and 10(b), the Company’s obligation to make the payments, and otherwise perform its obligations, provided for in this Agreement shall not be diminished or delayed by reason of any set-off, counterclaim, recoupment or similar claim which the Company may have against Executive or others.
     14. Notices. All notices and other communications given pursuant to or in connection with this Agreement shall be in writing and delivered (which may be by telefax or other electronic transmission) to a party at the following address, or to such other address as such party may hereafter specify by notice to the other party:

     If to the Company, to:
Teleflex Incorporated
155 S. Limerick Road
Limerick, PA 19468
Attention: General Counsel
     If to Executive, to:
Randall P. Gaboriault

     15. Governing Law. This Agreement will be governed by the law of Pennsylvania, excluding any conflicts or choice of law rule or principle that might otherwise refer to the substantive law of another jurisdiction for the construction, or determination of the validity or effect, of this Agreement.
     16. Parties in Interest. This Agreement, including specifically the covenants of Sections 8 and 9, will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
     17. Entire Agreement. This Agreement and the Change of Control Severance Agreement contain the entire agreement between the parties with respect to the right of Executive to receive severance compensation upon the termination of his Employment, and such Agreements supersede any prior agreements or understandings between the parties relating to the subject matter of the Change of Control Severance Agreement or this Agreement.
     18. Amendment or Modification. No amendment or modification of or supplement to this Agreement will be effective unless it is in writing and duly executed by the party to be charged thereunder.
     19. Construction. The following principles of construction will apply to this Agreement:
          (a) Unless otherwise expressly stated in connection therewith, a reference in this Agreement to a “Section,” “Exhibit” or “party” refers to a Section of, or an Exhibit or a party to, this Agreement.
          (b) The word “including” means “including without limitation.”
     20. Headings and Titles. The headings and titles of Sections and the like in this Agreement are inserted for convenience of reference only, form no part of this Agreement and shall not be considered for purposes of interpreting or construing any provision hereof.

     EXECUTED as of the date first above written.

TELEFLEX INCORPORATED
By:	/s/ Jeffrey P. Black
	Name:	Jeffrey P. Black
	Title:	Chairman, President and Chief Executive Officer

/s/ Randall P. Gaboriault
Randall P. Gaboriault